UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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DYAX CORP.

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DYAX CORP.
300 TECHNOLOGY SQUARE
CAMBRIDGE, MA 02139
(617) 250-5500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 6, 2010

The 2010 Annual Meeting of Stockholders of Dyax Corp., a Delaware corporation (“Dyax”), will be held at the offices of Dyax Corp., 300 Technology Square, Cambridge, Massachusetts, at 2:00 p.m. on Thursday, May 6, 2010, for the following purposes:

1.	To elect the three nominees named in this proxy statement as Class I directors to serve until the 2013 Annual Meeting of Stockholders.
2.	To approve Dyax’s Amended and Restated 1995 Equity Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.
3.	To ratify the appointment of PricewaterhouseCoopers LLP as Dyax’s independent registered public accounting firm for the 2010 fiscal year.
4.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on March 23, 2010 will be entitled to vote at the meeting or any adjournment of the meeting.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors, Nathaniel S. Gardiner Secretary

April 6, 2010

DYAX CORP.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 6, 2010

Our Board of Directors is soliciting your proxy with the enclosed proxy card for use at our 2010 Annual Meeting of Stockholders to be held at our offices at 300 Technology Square, Cambridge, Massachusetts at 2:00 p.m. on Thursday, May 6, 2010, and at any adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy card are first being sent or given to stockholders is April 6, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 6, 2010. The proxy statement and annual report to security holders are available at https://materials.proxyvote.com/26746E.

To obtain directions to our offices in order to attend the 2010 Annual Meeting of Stockholders in person, please visit our website at http://www.dyax.com/about/directions.html or contact Investor Relations at (617) 225-2500.

General Information About Voting

Who can vote.  You will be entitled to vote your shares of Dyax common stock at the annual meeting if you were a stockholder of record at the close of business on March 23, 2010. As of that date, 78,138,210 shares of common stock were outstanding. You are entitled to one vote for each share of common stock that you held on that date.

How to vote your shares.  You can vote your shares either by attending the annual meeting and voting in person or by voting by proxy. If you choose to vote by proxy, please complete, sign, date and return the enclosed proxy card. The proxies named in the enclosed proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how you wish your shares to be voted, the proxies will vote your shares in favor of the proposals contained in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person at the meeting.

How you may revoke your proxy.  You may revoke the authority granted by your executed proxy at any time before its exercise by filing with Dyax, Attention: Nathaniel S. Gardiner, Secretary, a written revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

Quorum.  A quorum of stockholders is required in order to transact business at the annual meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, represented either in person or by proxy, to constitute a quorum for the transaction of business. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to vote your shares in person or to revoke your proxy.

Abstentions.  If you specify that you wish to “abstain” from voting on any proposal, your shares will not be voted on that particular item. Abstentions will be considered present for purposes of determining a quorum.

Broker non-votes.  If your shares are held in a brokerage account, and you do not provide your broker with instructions on how to vote your shares on any proposal, your broker has discretion to vote these shares on certain routine matters, including the ratification of the appointment of our independent registered public accounting firm. However, on non-routine matters, including the election of directors, your broker must receive specific voting instructions from you, and does not have discretionary power to vote your shares on any such matter. So long as your broker has discretion to vote on at least one proposal, these “broker non-votes” are counted for purposes of determining a quorum.

Householding of Annual Meeting Materials.  Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 300 Technology Square, Cambridge, Massachusetts 02139, Attn: Investor Relations, telephone: (617) 225-2500. In the future, if you want to receive separate copies of the proxy statement or annual report to stockholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Share Ownership

The following table and footnotes set forth certain information regarding the beneficial ownership of our common stock as of March 1, 2010 by (i) persons known by us to be beneficial owners of more than 5% of our common stock, (ii) each of our current executive officers and our executive officers named in the Summary Compensation Table included in “Executive Compensation” below, (iii) our directors and (iv) all our current executive officers and directors as a group.

	Number of Shares Beneficially Owned
Beneficial Owner	Shares(1)	Percent
Federated Investors, Inc. and related entities(2)	14,049,565	17.98%
Royce & Associates, LLC(3)	4,544,754	5.82%
Wellington Management Company, LLP(4)	4,338,065	5.55%
BlackRock, Inc.(5)	4,241,131	5.43%
Constantine E. Anagnostopoulos, Ph.D.(6)	129,308	*
Susan B. Bayh(7)	90,611	*
Henry E. Blair(8)	1,657,043	2.12%
James W. Fordyce(9)	149,757	*
Mary Ann Gray, Ph.D.(10)	108,917	*
Thomas L. Kempner(11)	2,645,348	3.39%
Henry R. Lewis, Ph.D.(12)	167,230	*
David J. McLachlan(13)	139,823	*
Gustav Christensen(14)	503,645	*
George V. Migausky(15)	90,625	*
Ivana Magovcevic-Liebisch, Ph.D., J.D.(16)	509,376	*
William E. Pullman, BMedSc, M.B., B.S., Ph.D.(17)	171,250	*
All Current Directors and Executive Officers as a Group (12 Persons)(18)	6,362,933	8.14%

*	Less than 1%
(1)	The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.
(2)	On February 11, 2010, Federated Investors, Inc. and certain related entities filed a Schedule 13G with the Securities and Exchange Commission (the “SEC”). The Schedule 13G states that Federated Investors, Inc. has sole voting and dispositive power over 14,049,565 shares of common stock. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779. Federated Investors, Inc. is the parent holding company of Federated Investment Management Company, Federated Investment Counseling, and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in us. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Investors, Inc. All of Federated Investors’ outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees.
(3)	On January 25, 2010, Royce & Associates, LLC filed a Schedule 13G with the SEC. The Schedule 13G states that Royce & Associates, LLC has sole voting and dispositive power over 4,544,754 shares of common stock. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.
(4)	On February 12, 2010, Wellington Management Company, LLP filed a Schedule 13G with the SEC. The Schedule 13G states that Wellington Management Company, LLP has sole voting power over 4,112,465 shares of common stock and sole dispositive power over 4,338,065 shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts, 02109.
(5)	On January 29, 2010, BlackRock, Inc. filed a Schedule 13G with the SEC. The Schedule 13G states that BlackRock, Inc. has sole voting and dispositive power over 4,241,131 shares of common stock. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(6)	Consists of (i) 5,000 shares held by Dr. Anagnostopoulos personally, (ii) 13,585 shares which are held in a trust for the benefit of Dr. Anagnostopoulos’ and his spouse, of which Dr. Anagnostopoulos is a trustee, and (iii) 110,723 shares of common stock issuable to Dr. Anagnostopoulos upon exercise of outstanding options exercisable within the 60-day period following March 1, 2010.
(7)	Consists entirely of shares of common stock issuable to Ms. Bayh upon the exercise of outstanding options exercisable within the 60-day period following March 1, 2010.
(8)	Consists of (i) 114,100 shares which are held in a trust for the benefit of Mr. Blair’s daughter, as to which Mr. Blair disclaims beneficial ownership, (ii) 362,110 shares held by Mr. Blair personally, and (iii) 1,180,833 shares of common stock issuable to Mr. Blair upon exercise of outstanding options exercisable within the 60-day period following March 1, 2010.
(9)	Consists of (i) 34,340 shares held by Mr. Fordyce personally, and (ii) 115,417 shares of common stock issuable to Mr. Fordyce upon exercise of outstanding options exercisable within the 60-day period following March 1, 2010.
(10)	Consists of (i) 10,000 shares held by Dr. Gray personally, and (ii) 98,917 of shares of common stock issuable to Dr. Gray upon the exercise of outstanding options exercisable within the 60-day period following March 1, 2010.
(11)	Consists of (i) 1,123,233 shares of common stock held in trusts for the benefit of Mr. Kempner’s brother’s children, Mr. Kempner’s children and Mr. Kempner, of which Mr. Kempner is a trustee, (ii) 5,021 shares held by Mr. Kempner’s spouse, (iii) 11,792 shares held by Pinpoint Partners Corporation, of which Mr. Kempner is President, (iv) 53,764 shares owned by Loeb Investors Co. IX, of which Mr. Kempner is the Managing Partner, (v) 1,308,810 shares owned by Loeb Holding Corporation, of which Mr. Kempner is the Chairman and Chief Executive Officer, all of which Mr. Kempner disclaims beneficial ownership except to the extent of his pecuniary interest, and (vi) 27,311 shares held by Mr. Kempner personally. Also includes 115,417 shares of common stock issuable to Mr. Kempner upon exercise of outstanding options exercisable within the 60-day period following March 1, 2010.
(12)	Consists of (i) 56,507 shares held by Dr. Lewis personally, and (ii) 110,723 shares of common stock issuable to Dr. Lewis upon exercise of outstanding options exercisable within the 60-day period following March 1, 2010.
(13)	Consists of (i) 29,100 shares held by Mr. McLachlan personally, and (ii) 110,723 shares of common stock issuable to Mr. McLachlan upon exercise of outstanding options exercisable within the 60-day period following March 1, 2010.
(14)	Consists of (i) 30,000 shares held by Mr. Christensen personally, and (ii) 473,645 shares of common stock issuable to Mr. Christensen upon the exercise of outstanding options exercisable within the 60-day period following March 1, 2010.
(15)	Consists of (i) 22,000 shares held by Mr. Migausky personally, (ii) 3,000 shares held by Mr. Migausky’s minor child, and (iii) 65,625 shares of common stock issuable to Mr. Migausky upon the exercise of outstanding options exercisable within the 60-day period following March 1, 2010.
(16)	Consists of (i) 3,357 shares held by Dr. Magovcevic-Liebisch personally, and (ii) 506,019 shares of common stock issuable to Dr. Magovcevic-Liebisch upon the exercise of outstanding options exercisable within the 60-day period following March 1, 2010.
(17)	Consists entirely of shares of common stock issuable to Dr. Pullman upon the exercise of outstanding options exercisable within the 60-day period following March 1, 2010.
(18)	See Notes 6 through 17. Includes 3,149,903 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following March 1, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and persons who own beneficially more than 10% of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the SEC. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for 2009 our executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at nine. Under our charter, our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of stockholders. At the 2010 Annual Meeting, the three nominees named in this proxy statement as Class I Directors will be elected to hold office for three years until their successors are elected and qualified. Our Board of Directors has nominated Susan B. Bayh, Henry E. Blair and Gustav Christensen for re-election as Class I Directors at the upcoming annual meeting. Ms. Bayh is an independent director as defined by applicable NASDAQ Stock Market standards governing the independence of directors. Each nominee has consented to serve, if elected. If any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board of Directors.

Votes Required

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Nominees for Director

The following table contains biographical information as of March 1, 2010 about the nominees for Class I Director and current directors whose terms of office will continue after the annual meeting. The table includes information provided by each director as to their age, current position, principal occupation and experience for the past five years, and the names of other publicly-held companies for which they currently serve as a director or have served as a director during the past five years.

Beginning with our 2010 annual meeting, the SEC’s rules require us to discuss briefly the specific experience, qualifications, attributes or skills that led the Board to conclude that each director or nominee for director should serve on our Board of Directors. We have provided this discussion in a separate paragraph immediately below the biographical information provided by each director.

As you read the new disclosure, please keep the following points in mind: First, any specific qualification, attribute or skill that is attributed to one director should not necessarily imply that other directors do not possess that qualification, attribute or skill. Second, this disclosure does not impose on the director any duties, obligations or liability that are greater than the duties, obligations, and liability imposed on each other member of the Board.

Because the discussion of the specific experience, qualifications, attributes or skills of a director is to be made each year in light of the Company’s business and structure at that time, the content of this discussion may change for one or more directors in future years.

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
	Class I Directors (present term expires in 2010)
Susan B. Bayh Age: 50	Susan B. Bayh has been a director of Dyax since 2003. Ms. Bayh served as the Commissioner of the International Commission between the U.S. and Canada from 1994 to 2000, overseeing compliance with environmental and water level treaties for the United States-Canadian border. From 1994 to 2001, Ms. Bayh served as a Distinguished Visiting Professor at the College of Business Administration at Butler University. From 1989 to 1994, Ms. Bayh was an attorney in the Pharmaceutical Division of Eli Lilly and Company, where she focused on marketed products, clinical trials and regulatory issues. Previously, she practiced law, specializing in litigation, utility, corporate and antitrust law. Currently, Ms. Bayh also serves as a director of Dendreon Corporation and Curis, Inc., both biotechnology companies, Wellpoint, Inc., a health benefits company, and Emmis Communications Corporation, a diversified media company.

	Ms. Bayh has over 20 years of experience in the pharmaceutical and biotechnology industries, as a lawyer, pharmaceutical executive and independent director of several biotechnology and healthcare companies. Ms. Bayh brings to the Board a strong legal and business background in the regulatory and legal issues related to the development and marketing of therapeutic products.	2003

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
Henry E. Blair Age: 66	Henry E. Blair is Chairman of Dyax Corp. and has been a director and officer of Dyax since co-founding the company in 1989 under the name Biotage, Inc. He served as Chief Executive Officer of Dyax from 1997 through 2009 and has also served as its Chairman of the Board since the merger with Protein Engineering Corporation in 1995. Mr. Blair has over thirty years of experience working in the biopharmaceutical industry. In addition to Dyax, he co-founded Genzyme Corporation. His enzyme replacement therapy research for Gaucher disease, while he was working at Tufts University School of Medicine, was largely responsible for Genzyme’s first therapeutic program and flagship product, Cerezyme®. He also co-founded Biocode, Inc. and GelTex Pharmaceuticals, Inc. Additionally, Mr. Blair has previously served on several public companies’ boards, particularly during their start-up phases, including GTC Biotherapeutics, Inc., Esperion Therapeutics, Inc., Celtrix Pharmaceuticals, Inc. and DynaGen, Inc. In addition to these directorships, Mr. Blair has served on the board of overseers at Tufts University School of Medicine and the Lahey Hitchcock Clinic and was a trustee of the Harvard-affiliated Center for Blood Research, Inc. (now the Immune Disease Institute).

	Mr. Blair has extensive experience as a founder, executive, advisor and director of several biotechnology companies with a strong background in research and development, manufacturing and business development of biopharmaceuticals for orphan indications. With Mr. Blair’s more than 20 years of experience working with Dyax, as a director and as its former Chief Executive Officer, he brings to the Board a broad and deep knowledge of our organization and its capabilities as well as the financial markets in which we operate.	1989

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
Gustav Christensen Age: 62	Gustav Christensen is the President and Chief Executive Officer of Dyax and has been a director of Dyax since 2009. From April 2007 through December 2009, Mr. Christensen served as Executive Vice President and Chief Business Officer of Dyax, where he oversaw the company’s partnering strategy as well as other business development activities such as licensing and collaboration transactions. Previously, Mr. Christensen was Managing Director of Apeiron Partners, LLC, a boutique life sciences investment bank, from 2005 to 2007. He began his career as General Manager at Baxter Travenol Laboratories and left in 1983 to become the Vice President of Business Development at Genetics Institute Inc. from 1983 to 1988. Additionally, he has been the CEO or senior manager of several biopharmaceutical firms. Mr. Christensen received his Master of Science in Economics from the University of Aarhus (Denmark) and his Master of Business Administration from Harvard Business School.

	Mr. Christensen, who serves as a director in his capacity as our Chief Executive Officer, brings to our Board strong management capabilities and extensive experience in management and business development of biotechnology companies and in commercialization of pharmaceutical products. He also brings valuable experience in the financing of biotechnology companies.	2009
	Class II Directors (present term expires in 2011)
James W. Fordyce Age: 67	James W. Fordyce has been a director of Dyax since 1995. Mr. Fordyce is currently Managing Partner of MEDNA Partners LLC, a private advisory firm. From 1981 to 2004 he was a general partner of Prince Ventures LP, a venture capital management firm focused on investments in medicine and the life sciences. He is currently a member of the Board of Directors of several privately-held companies and is Chairman Emeritus of the Board of Directors of the Albert and Mary Lasker Foundation.

	Mr. Fordyce has extensive experience as a venture capital investor in life science companies. Through his service as an outside director of several development stage companies, Mr. Fordyce brings to our Board his insight into business development and strategic planning, as well as his experience in compensation and governance issues.	1995

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
Mary Ann Gray Age: 57	Mary Ann Gray, Ph.D. has been a director of Dyax since February 2004 and has served as our Lead Director since 2009. Dr. Gray established Gray Strategic Advisors, LLC in August 2003 to provide strategic advice to both public and private biotechnology companies. From 1999 to July 2003, she served as a Senior Analyst and Portfolio Manager of the Federated Kaufmann Fund, focusing on both public and private healthcare investments. Prior to joining the Kaufmann Fund, Dr. Gray was a sell-side biotechnology analyst with Kidder Peabody, and held similar positions with Warburg Dillon Read and with Raymond James & Associates. Additionally, Dr. Gray has over twelve years of experience as a scientist in academia and industry. She held scientific positions at Schering Plough Corporation and NeoRx Corporation, and early in her career Dr. Gray managed pre-clinical toxicology studies for the National Cancer Institute through Battelle Memorial Institute. She is also a director of Acadia Pharmaceuticals, Inc., a biotechnology company.

	Dr. Gray has extensive experience as a financial analyst in the healthcare industry and a consultant to biotechnology companies, as well as experience in industrial and academic research. Dr. Gray brings to our Board this background in scientific research and development as well as her knowledge of the financial markets. She also has experience as a director of several other biotechnology companies.	2004
Thomas L. Kempner Age: 82	Thomas L. Kempner has been a director of Dyax since 1995, and previously was a director of Protein Engineering Corporation before it merged with Biotage and the combination was renamed Dyax. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation, an investment banking firm, and its predecessors since 1978. He is also President of Pinpoint Partners Corporation, the general partner of the Loeb Investment Partnerships. Mr. Kempner is a director of FuelCell Energy, IGENE BioTechnology, Inc., and Intersections, Inc. Mr. Kempner also serves as a director emeritus of Northwest Airlines, Inc.

	Mr. Kempner has extensive experience with capital markets transactions, including in his capacity as an investor in several biotechnology companies. He brings to the Board his knowledge of finance and financial markets and his management experience. Mr. Kempner has also served as a director of several public companies in a broad range of industries.	1995

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
	Class III Directors (present term expires in 2012)
Constantine E. Anagnostopoulos Age: 87	Constantine E. Anagnostopoulos, Ph.D. has been a director of Dyax since 1991. From 1987 to 2003, he served as Managing General Partner of Gateway Associates L.P., a venture capital management firm. Dr. Anagnostopoulos is a retired corporate officer of Monsanto Company and a retired lead director of Genzyme Company, having served on its board from 1985 to 2005. He is also a director of Deltagen, Inc. and a number of privately held biotechnology companies.

	Dr. Anagnostopoulos has extensive business experience as a senior executive of Monsanto Company, as well as his 15 years as an active venture investor in biotechnology and over 20 years experience as a director of several biotechnology companies. Dr. Anagnostopoulos brings to our Board his understanding of research and development, business development and strategic planning, as well as executive leadership skills.	1991
Henry R. Lewis Age: 84	Henry R. Lewis, Ph.D. has been a director of Dyax since 1995, and previously was a director of Protein Engineering Corporation before it merged with Biotage and the combination was renamed Dyax. He also served as our Lead Director from 2003 to 2009. From 1986 to 1991, Dr. Lewis was the Vice Chairman of the board of directors of Dennison Manufacturing Company. From 1982 to 1986, he also served as a Senior Vice President at Dennison. Dr. Lewis was a director of Genzyme Corporation from 1986 until 2000.

	Dr. Lewis has broad and extensive experience in management and research and development across a number of industries and companies of varying sizes, including companies in biotechnology and other technologies. Dr. Lewis brings to our Board his understanding of our phage display technology and of product and business development, and as our first Lead Director he has brought to bear his experience as a director of other public companies.	1995

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
David J. McLachlan Age: 71	David J. McLachlan has been a director of Dyax since 1999. He was the Executive Vice President and Chief Financial Officer of Genzyme Corporation from 1989 to 1999 and a senior advisor to Genzyme’s chairman and chief executive officer through June 2004. Prior to joining Genzyme, Mr. McLachlan served as Chief Financial Officer and Vice President of Adams-Russell Company, an electronic component supplier and cable television operator. Mr. McLachlan currently serves on the Board of Directors of HearUSA Inc., a hearing care company, and Skyworks Solutions, Inc., a manufacturer of analog, mixed signal and digital semiconductors for mobile communications.

	Mr. McLachlan has extensive experience in the accounting and finance issues for biotechnology companies, as well as corporate finance, and serves as our Audit Committee’s designated “audit committee financial expert”. Mr. McLachlan brings to the Board his experience as the former chief financial officer of Genzyme Corporation. He has also served on the boards and audit committees of other public companies.	1999

THE BOARD RECOMMENDS A VOTE FOR THE THREE DIRECTOR NOMINEES

PROPOSAL 2
APPROVAL OF THE 1995 EQUITY INCENTIVE PLAN
FOR PURPOSES OF INTERNAL REVENUE CODE SECTION 162(m)

Our Amended and Restated 1995 Equity Incentive Plan, referred to as the 1995 Equity Plan, is an important part of our compensation program and we believe it is essential to our ability to attract and retain highly qualified employees in an extremely competitive environment in which employees view equity incentives as an important component of their compensation. Our Compensation Committee intends to continue to make such awards under the 1995 Equity Plan as it considers desirable to provide appropriate incentive to our employees, including our Chief Executive Officer and the next four highest paid executive officers (each, a “covered employee”), with the intention of also satisfying Section 162(m) of the Internal Revenue Code of 1986, as amended, with respect to such awards whenever possible.

We are asking stockholders to approve the performance goals under the 1995 Equity Plan and an increase in the annual limitation on grants per participant in order to comply with the requirements of Section 162(m) of the Internal Revenue Code so that equity awards under the plan to “covered employees” are exempt from the limitations of Section 162(m).

The closing price of Dyax’s common stock on the NASDAQ Stock Market on March 15, 2010 was $3.98 per share. The material terms of the 1995 Equity Plan and a more detailed description of the proposed amendment are set forth below.

General Description of 1995 Equity Plan

The purpose of the 1995 Equity Plan is to attract and retain employees, directors and consultants and to provide an incentive for these persons to achieve long-range performance goals. The 1995 Equity Plan permits us to grant equity awards to our employees, directors and consultants, including incentive and non-statutory stock options, stock appreciation rights, performance shares, restricted stock and stock units. To date, we have granted only incentive stock options, non-statutory stock options and restricted stock under the 1995 Equity Plan. As of March 15, 2010, 126 employees were eligible to participate in the 1995 Equity Plan. As of that date, 3,642,099 shares of common stock have been issued pursuant to awards under the 1995 Equity Plan, and 14,707,901 shares are reserved for issuance, of which 4,882,315 shares remain available for future awards. Outstanding options have exercise prices ranging from $1.21 to $48.69. The weighted average exercise price of all outstanding options is $4.38 per share. All options granted have a term of ten years. In addition to options, 239,840 shares of our common stock have been issued as restricted stock under the 1995 Equity Plan, 78,240 of which have been cancelled. As the amount of any awards under the 1995 Equity Plan is within the Compensation Committee’s discretion, total awards that may be granted for a fiscal year are not determinable until completion of the year.

The following table sets forth shares underlying awards granted under the 1995 Equity Plan through March 15, 2010:

Total Awards Under the 1995 Equity Incentive Plan

Number of Shares of Common Stock Underlying Options
Current executive officers:
Gustav Christensen, President and Chief Executive Officer	1,595,000
George V. Migausky, Executive Vice President and Chief Financial Officer	345,000
Ivana Magovcevic-Liebisch, Ph.D., J.D., Executive Vice President Corporate Development and General Counsel	890,393
William E. Pullman, BMedSc, M.B., B.S., Ph.D., Executive Vice President and Chief Development Officer	550,000
Current executive officers as a group (4 persons)	3,380,393
Current non-executive officer directors as a group (8 persons)	2,199,550
Other Dyax employees as a group	4,245,643
Total Awards through March 15, 2010	9,825,586

Administration and Eligibility

Awards are made by the Compensation Committee, which has been designated by our Board of Directors to administer the 1995 Equity Plan. Subject to certain limitations, the Compensation Committee may delegate to one or more of our executive officers the power to make awards to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 or “covered employees” for purposes of Internal Revenue Code Section 162(m). The Committee has authorized our Chief Executive Officer to make awards to non-executive employees within parameters approved by the Committee.

The Compensation Committee administers the 1995 Equity Plan and determines the terms and conditions of each award to our executive officers and directors, including the exercise price, the form of payment of the exercise price, the number of shares subject to the award and the time at which such options become exercisable. The exercise price of any incentive stock option granted under the 1995 Equity Plan may not, however, be less than the fair market value of the common stock on the date of grant and the term of any such option cannot be greater than ten years. The exercise price of any non-statutory stock option is determined by the Compensation Committee.

Awards

The 1995 Equity Incentive Plan provides for the following categories of awards:

Stock Options.  Our Compensation Committee may grant options to purchase shares of common stock that are either incentive stock options, or ISOs, eligible for the special tax treatment described below or nonstatutory stock options. No option may have an exercise price that is less than the fair market value of the common stock on the date of grant or a term of more than ten years. An option may be exercised by the payment of the option price in cash or with such other lawful consideration as our Compensation Committee may determine, including by delivery of a note or shares of common stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention.

Restricted Stock.  Our Compensation Committee may grant shares of common stock that are only earned if specified conditions, such as a completing a term of employment or satisfying pre-established performance goals, are met and that are otherwise subject to forfeiture. Shares of restricted stock may not be sold, transferred or otherwise encumbered until earned, unless the Compensation Committee provides otherwise.

Restricted Stock Units.  Our Compensation Committee may grant the right to receive shares of common stock subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine.

Unrestricted Stock.  Our Compensation Committee may grant shares of common stock that are not subject to restrictions or forfeiture.

Stock Appreciation Rights.  Our Compensation Committee may grant stock appreciation rights, or SARs, where the participant receives cash, shares of common stock, or other property, or a combination thereof, as determined by the Compensation Committee, equal in value to the difference between the exercise price of the SAR and the fair market value of the common stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. SARs granted in tandem with Options shall have an exercise price not less than the exercise price of the related Option. SARs granted alone and unrelated to an Option shall have an exercise price not less than 100% of the Fair Market Value of the common stock on the date of award may be granted at such exercise prices as the Committee may determine. The Committee shall determine the manner of calculating the excess in value of the shares of common stock over the exercise price of a SAR.

Federal Income Tax Consequences Relating to Stock Options and Restricted Stock

Incentive Stock Options.  An optionee does not realize taxable income upon the grant or exercise of an incentive stock option, known as an ISO, under the 1995 Equity Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as a capital gain and any loss sustained will be a capital loss and (b) no deduction is allowed to Dyax for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, referred to as a disqualifying disposition, then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) Dyax is entitled to deduct this amount. Any further gain realized is taxed as a capital gain and does not result in any deduction to us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Non-statutory Stock Options.  No income is realized by the optionee at the time a non-statutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) Dyax receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a capital gain or loss and will not result in any deduction by Dyax.

Restricted Stock.  Awards of restricted stock that are non-transferable and subject to forfeiture are generally not taxable to the recipient until the shares vest. When the shares vest, the recipient realizes compensation income equal to the difference between the amount paid for the shares and their fair market value at the time of the vesting, and we are entitled to a corresponding deduction. Appreciation in the value of the shares during the vesting period therefore increases the income subject to tax at ordinary income rates at the time of vesting as well as the corresponding deduction we are entitled to take at that time. The tax is payable for the year in which the vesting occurs, regardless of whether the shares are sold at that time. If the recipient is an employee, Dyax is required to withhold income and social security taxes from the compensation income (by withholding from shares, from other income of the employee or from a cash payment made by the employee to Dyax to cover the withholding taxes).

Instead of being taxed when the shares vest, a recipient may elect to be taxed in the year the shares are awarded by filing a “Section 83(b) election” with the Internal Revenue Service within 30 days after issuance of the restricted shares. The recipient then realizes compensation income in the year of the award equal to the difference between the amount paid for the shares and their fair market value at the time of issuance, and we are entitled to a corresponding deduction at that time.

Unrestricted Stock.  Generally, a recipient will be taxed at the time of the grant of the award. The fair market value of the shares at that time will be treated as ordinary income. We receive a tax deduction for the amount reported as ordinary income to the recipient subject to the limitations of Internal Revenue Code Section 162(m). Upon disposition of the shares, any appreciation or depreciation after the taxable event is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

Restricted Stock Units.  A recipient does not realize taxable income upon the grant or vesting of a restricted stock unit. The recipient must include as ordinary income when an award is settled an amount equal to the excess of the fair market value of the shares (or the amount of cash) distributed to settle the award. Subject to the limitations of Internal Revenue Code Section 162(m), we receive a corresponding tax deduction at the time of settlement. If the award is settled in shares, then any subsequent appreciation or depreciation is treated as short- or long-term capital gain or loss and will not result in any further deduction by us.

Compliance with the “Performance-Based” Exemption of Internal Revenue Code Section 162(m)

United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million accrued in any year with respect to any of the chief executive officer and the next four highest paid executive officers (each, a “covered employee”) unless the compensation is “performance-based” as defined in Internal Revenue Code Section 162(m). Stock options and SARs granted under an equity compensation plan are performance-based compensation if (a) stockholders approve a maximum aggregate per person limit on the number of shares that may be granted each year (the “Annual Share Limit”), (b) any stock options or SARs are granted by a committee consisting solely of outside directors, and (c) the stock options or SARs have an exercise price that is not less than the fair value of common stock on the date of grant.

Our Compensation Committee has designed the 1995 Equity Incentive Plan with the intention of satisfying Section 162(m) with respect to stock options and SARs, if any, granted to covered employees.

In the case of restricted stock and restricted stock units, Section 162(m) requires that the general business criteria of any performance goals that are established by our Compensation Committee be approved and periodically reapproved by stockholders (generally, every five years) in order for such awards to be considered performance-based and deductible by the employer. The performance goals must be established within a prescribed time frame commencing at the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by our Compensation Committee.

The 1995 Equity Plan, as previously approved by our stockholders, has the following list of business criteria upon which our Compensation Committee may establish performance goals for deductible performance-based awards made to covered employees: (a) increases in the price of the common stock, (b) product or service sales or market share, (c) revenues, (d) return on equity, assets, or capital, (e) economic profit (economic value added), (f) total shareholder return, (g) costs, (h) expenses, (i) margins, (j) earnings or earnings per share, (k) cash flow, (l) cash balances, (m) customer satisfaction, (n) operating profit, (o) research and development progress, (p) clinical trial progress, (q) licensing, (r) product development, (s) manufacturing, or (t) any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices. Performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit in which the participant works, or on the performance of the Company generally. The Compensation Committee has the authority to reduce (but not to increase) the amount payable at any given level of performance to take into account factors that the Compensation Committee may deem relevant.

Proposed Approval of the Performance Goals and the Amended Annual Share Limit of the 1995 Equity Plan

We are seeking stockholder approval of the Compensation Committee’s right to develop performance goals based upon the business criteria noted above for any future awards of restricted stock or restricted stock units to any of our covered employees. Stockholder approval of these business criteria will enable us to realize a full income tax deduction for these awards under the 1995 Equity Plan where the deduction would otherwise be restricted by Internal Revenue Code Section 162(m).

In addition, our Compensation Committee of our Board of Directors has amended the limit on individual grants to provide that the maximum number of shares of common stock subject to awards that may be granted to any participant shall not exceed 750,000 shares in the aggregate in any calendar year, except that for awards to any new employee during the calendar year in which his or her service as an employee first commences such number may not be more than 1,500,000 shares. This amendment increased the Annual Share Limit from the annual and new hire levels of 225,000 and 450,000, respectively, last approved by our stockholders in 2002, when the Company had only 19.6 million shares outstanding compared to 78.1 million shares today. Stockholder approval of this amendment is required for us to comply with the performance-based compensation exception set forth in Section 162(m) of the Internal Revenue Code to provide Dyax the maximum permitted tax deduction for future compensation paid under the 1995 Equity Plan.

The preceding summary is qualified in its entirety by reference to the full text of the 1995 Equity Plan, as amended by our Board of Directors and subject to stockholder approval, which has been filed with the SEC and will be made available upon written request to Dyax Corp., 300 Technology Square, Cambridge, Massachusetts 02139, Attn: Investor Relations.

Votes Required

The affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on this proposal will constitute the approval of the 1995 Equity Plan for purposes of Section 162(m). Abstentions will count as votes against the amendment and broker non-votes will not be counted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2009:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	8,798,956	$4.60	6,422,818
Equity compensation plans not approved by security holders:	—	—	694,014
Totals	8,798,956(2)	$4.60	7,116,832(3)

(1)	Consists of the Amended and Restated 1995 Equity Incentive Plan, as amended, and the 1998 Employee Stock Purchase Plan, as amended.
(2)	Does not include the purchase of 49,972 shares on January 1, 2010 for purchase rights which accrued from July 1 through December 31, 2009. Additionally excluded are purchase rights currently accruing under the 1998 Employee Stock Purchase Plan, because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period, which is June 30, 2010.
(3)	Includes 50,000 shares issuable under the 1998 Employee Stock Purchase Plan, of which 49,972 shares were purchased on January 1, 2010 for purchase rights which accrued from July 1, 2009 through December 31, 2009, and up to 50,000 shares, which are issuable in connection with the current offering period which ends on June 30, 2010. The remaining shares consist of 594,042 shares under the 1995 Amended and Restated Equity Incentive Plan. The plan may be amended, suspended, or terminated by the Compensation Committee of the Board of Directors at any time, subject to any required stockholder approval.

PROPOSAL 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements for each of the years ending December 31, 2009, 2008 and 2007. Our Audit Committee has appointed them to serve as our auditors for the fiscal year ending December 31, 2010. Detailed disclosure of the audit and tax fees we paid to PricewaterhouseCoopers LLP in 2009 and 2008 may be found in “Audit Fees” below. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that PricewaterhouseCoopers LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Dyax and its stockholders.

Votes Required

The ratification of PricewaterhouseCoopers LLP as our independent public accounting firm will require the affirmative vote of a majority of votes cast at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the results of voting.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence.  Our Board of Directors has determined that each of the current directors, as well as those standing for re-election, are independent directors as defined by applicable NASDAQ Stock Market standards governing the independence of directors, except for Henry E. Blair, our Chairman of the Board, and Gustav Christensen, our President and Chief Executive Officer. With the transition of Mr. Christensen to the role of Chief Executive Officer, we have separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. Because Mr. Blair, our Chairman, is an employee of the Company and is therefore not “independent,” our Board of Directors has appointed the Chair of our Nominating and Corporate Governance Committee, Mary Ann Gray, as “Lead Director” to preside at all executive sessions of the Board.

Board Meetings and Committees.  Our Board of Directors held 11 meetings during 2009. Furthermore, the independent directors held executive sessions at three meetings of the Board. During 2009, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. In 2009, all of our directors attended the annual meeting of stockholders. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances.

Stockholder Communications.  Any stockholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, to the attention of our General Counsel, Ivana Magovcevic-Liebisch, Ph.D., J.D. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

Our Board of Directors has three standing committees: Audit Committee, Compensation Committee and Nominating and Governance Committee.

Audit Committee.  The Audit Committee has authority to select and engage our independent registered public accounting firm and is responsible for reviewing our audited financial statements, accounting processes and reporting systems. The Audit Committee also discusses the adequacy of our internal financial controls with our management and our independent registered public accounting firm. In addition, the Audit Committee is responsible for overseeing the independence of, and approving all services provided by, our independent registered public accounting firm.

The current members of the Audit Committee are Messrs. McLachlan (Chair), Fordyce and Lewis and Dr. Gray.

Our Board of Directors has considered and concluded that each of the current members of the Audit Committee satisfy the independence and financial literacy and expertise requirements as defined by applicable NASDAQ Stock Market standards governing the qualifications of audit committee members. Additionally, our Board of Directors has determined that all of the members of the Audit Committee qualify as audit committee financial experts under the rules of the SEC.

The Audit Committee held five meetings during 2009. The Audit Committee operates under a written charter adopted by the Board, which is available on our website at www.dyax.com. The Audit Committee last reviewed the charter in February 2009, and determined that no further amendments were needed at that time. For more information about the Audit Committee, including its audit services pre-approval procedures, see “Audit Committee Report” and “Audit Fees” below.

Compensation Committee.  Our Compensation Committee is responsible for establishing cash compensation policies with respect to our executive officers and directors, determining the compensation to be paid to our executive officers, other than our Chief Executive Officer, and administering our equity incentive and stock purchase plans. Our Compensation Committee recommends our Chief Executive Officer non-equity compensation, which is then subject to approval by the independent directors.

The members of the Compensation Committee are Messrs. Kempner (Chair), Anagnostopoulos and Lewis and Ms. Bayh.

The Compensation Committee held four meetings during 2009. The Compensation Committee operates under a written charter adopted by the Board, which is available on our website at www.dyax.com.

Nominating and Governance Committee.  Our Nominating and Governance Committee identifies individuals qualified to become Board members and a nominating sub-committee of this committee, consisting of the independent directors whose terms of office continue after the next annual meeting, recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the Committee recommends to the Board the directors to be appointed to Board committees. The Committee also develops and recommends to the Board a set of corporate governance guidelines applicable to the Board and to the Company and oversees the effectiveness of our corporate governance in accordance with those guidelines. The members of the Nominating and Governance Committee are Dr. Gray (Chair), Ms. Bayh and Messrs. Anagnostopoulos, Fordyce, Kempner, Lewis and McLachlan, each of whom the Board has determined meets the independence requirements as defined by applicable NASDAQ Stock Market standards governing the independence of directors. The members of this year’s Nominating Sub-Committee are Dr. Gray (Chair) and Messrs. Anagnostopoulos, Fordyce, Kempner, Lewis and McLachlan. The Nominating and Governance Committee operates pursuant to a written charter, which is available on our website at www.dyax.com.

The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members. Additionally, in selecting nominees for directors, the Nominating and Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. Any stockholder who wishes to recommend a candidate for consideration by the Committee as a nominee for director should follow the procedures set forth in “Stockholder Recommendations for Director Nominations” below. The Nominating and Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described in “Deadline for Stockholder Proposals and Director Nominations” below.

Once the Nominating and Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries made to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, which include among others:

•	whether the prospective nominee meets the independence requirements and audit committee qualifications defined under applicable NASDAQ Stock Market standards and audit committee financial expert requirements defined under applicable SEC rules and regulations;
•	the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our business and industry;
•	the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and

•	the extent to which the prospective nominee holds any position that would conflict with a director’s responsibilities to Dyax.

Although the committee does not have a formal policy for considering diversity in identifying nominees for director, it seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives.

If the Committee’s initial evaluation is positive, a sub-group of the Committee interviews the candidate. Upon completion of this evaluation and interview process, the Committee makes a recommendation to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering the recommendation and report of the Committee. Since the Committee consists of all the independent directors on the Board, every executive session held at a Board meeting is also a meeting where all of the members of the Committee meet independently of management. In 2009, the Committee approved the nominees for election as directors without a meeting of the Committee.

Risk Oversight.  The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable the Board to understand our risk identification, risk management and risk mitigation strategies. When a Committee receives the report, the Chair of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Certain Relationships and Related Transactions

Policy on Related Person Transactions

Our Board of Directors has adopted a written Policy on Related Person Transactions that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining that any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to new SEC rules. In general, these transaction and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction (either as a direct party or by arranging the transaction) and the transaction involves more than $120,000. In adopting this policy, our Board expressly excluded from its coverage any transactions, among others, involving compensation of our executive officers or directors that it or our Compensation Committee has expressly approved. We have not engaged in any transactions with related persons since the beginning of our last fiscal year.

Compensation Committee Interlocks and Insider Participation

During 2009, the Compensation Committee members were Messrs. Kempner (Chair), Anagnostopoulos and Lewis and Ms. Bayh, none of whom currently are or formerly were officers or employees of Dyax. None of our executive officers served as a member of the board of directors or compensation committee of any other company that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS

The following section provides biographical information as of March 1, 2010 about our current executive officers:

Name	Age	Position
Gustav Christensen	62	President and Chief Executive Officer
George V. Migausky	55	Executive Vice President and Chief Financial Officer
Ivana Magovcevic-Liebisch, Ph.D., J.D.	42	Executive Vice President Corporate Development and General Counsel
William E. Pullman, BMedSc, M.B., B.S., Ph.D.	56	Executive Vice President and Chief Development Officer

Gustav Christensen is the President and Chief Executive Officer of Dyax and has been a director of Dyax since 2009. From April 2007 through December 2008, Mr. Christensen served as Executive Vice President and Chief Business Officer of Dyax, where he oversaw the company’s partnering strategy as well as other business development activities such as licensing and collaboration transactions. Previously, Mr. Christensen was Managing Director of Apeiron Partners, LLC, a boutique life sciences investment bank, from 2005 to 2007. He began his career as General Manager at Baxter Travenol Laboratories and left in 1983 to become the Vice President of Business Development at Genetics Institute Inc. from 1983 to 1988. Additionally, he has been the CEO or senior manager of several biopharmaceutical firms. Mr. Christensen received his Master of Science in Economics from the University of Aarhus (Denmark) and his Master of Business Administration from Harvard Business School.

George V. Migausky has served as Executive Vice President and Chief Financial Officer since joining Dyax in August 2008. He is responsible for financial and administrative operations at Dyax. Prior to joining Dyax, Mr. Migausky served as CFO of Wellstat Management Company, a privately-held company responsible for the strategy, business development and operations of an affiliated group of five life science companies. From 1990 to 2004, he served as CFO at IGEN International where he was instrumental in preparing the company for its initial public offering in 1994, its merger with F. Hoffman La Roche in 2004 and the simultaneous spinoff of BioVeris Corporation as an independent public company. He served as CFO of BioVeris through to 2007. George Migausky received an M.B.A. from Babson College and a B.S. from Boston College.

Ivana Magovcevic-Liebisch, Ph.D., J.D. serves as our Executive Vice President Corporate Development and General Counsel and has served as an executive officer of the Company since December 2005. In addition to overseeing the Legal and Business Development departments within Dyax, she also manages the Corporate Communications department and acts as Assistant Secretary of the Board of Directors. She joined Dyax in April 2001 as Vice President of Intellectual Property and has held several different positions within the Company. Dr. Magovcevic-Liebisch was Director of Intellectual Property and Patent Counsel for Transkaryotic Therapies, Inc. from 1998 to 2001. Previously, she worked at Fish and Richardson and Lahive & Cockfield, two Boston patent law firms. Dr. Magovcevic -Liebisch holds a doctorate in genetics from Harvard University and a law degree from Suffolk University.

William E. Pullman, BMedSc, M.B., B.S., Ph.D., FRACP has served as Executive Vice President and Chief Development Officer since joining Dyax in October 2007. In this position, Dr. Pullman is responsible for overseeing the clinical, medical affairs, regulatory and program management departments. Prior to working with Dyax, Dr. Pullman served as Senior Vice President and Chief Medical Officer at Cubist Pharmaceuticals. Previously, he served as Senior Vice President, Exploratory Development at Transform Pharmaceuticals. From 2001 to 2005, he filled various senior management positions at Sanofi-Aventis and from 1995 to 2001 held multiple director-level positions of increasing responsibility at Eli Lilly and Company. He began his career at Pfizer as a clinical pharmacologist. Prior to that, he was a practicing gastroenterologist. Dr. Pullman received his medical degree (MB, BS) from the University of Western Australia and his Ph.D. from Australian National University, and he is a Fellow of the Royal Australasian College of Physicians (FRACP).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors has responsibility for establishing, implementing and maintaining the compensation program for our executive officers. For the purposes of this proxy statement, “Named Executive Officers” is intended to mean the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2009, as well as the other individuals named in the Summary Compensation Table below.

Executive Compensation Policies

The primary objectives of our executive compensation program are to attract, retain and reward executive officers who contribute to our long-term success, which is focused on the discovery, development and commercialization of novel biotherapeautics for unmet medical needs. Additionally, we seek to align compensation with the achievement of key business objectives. Incentive cash bonuses are included to encourage effective performance towards the achievement of these objectives. Stock options are also granted to link a portion of executive compensation with the performance of our common stock.

In executing our executive compensation program, we seek to reward each executive’s achievement of designated objectives relating to our company’s annual and long-term performance and individual fulfillment of responsibilities. While compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program.

Our compensation policies for executive officers, including our Named Executive Officers, are based on the same principles that guide our compensation programs for all employees:

•	We promote a “pay for performance” culture by structuring bonus and long-term incentive compensation in a manner that effectively distinguishes between different levels of performance.
•	The level of bonus compensation is based on the achievement of clearly defined corporate and departmental goals developed in support of the Company’s key business strategies. The corporate component of compensation is more heavily weighted for executive officers, including our Named Executive Officers, as they have a greater ability to influence our company’s results.
•	We strive to make our compensation decisions transparent by communicating openly with our employees regarding our compensation process, pay structure and performance objectives.
•	We seek to offer levels of compensation that are competitive with the compensation paid by our peer group of companies for comparable responsibilities and positions.
•	Our compensation policies provide our executive officers, including our Named Executive Officers, with incentives to remain with the company to meet our long-term goals and increase shareholder value.

Compensation Risk

As part of its oversight of our compensation policies, the Compensation Committee considers the incentives created by our executive compensation program and the impact that our compensation policies could have on our overall risk profile. In addition, the Compensation Committee annually reviews our compensation policies and procedures to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its latest review, the Committee has concluded that our compensation policies and procedures do not create such risks.

Independent Compensation Consultants

To assist our Compensation Committee in executing our executive compensation policy, our management retained Radford Surveys + Consulting, a division of Aon Consulting, Inc., as an independent compensation consultant.

For 2009, Radford prepared an extensive review and analysis of our executive compensation program, including a market analysis of each of the three main components of compensation — base salary, annual bonus and annual equity awards. As part of the review and analysis, Radford made recommendations to management for presentation to the Compensation Committee, however, they had no authority to make compensation decisions on behalf of our company. Additionally, Radford was engaged to review our executive compensation practices with respect to industry best practices and to make recommendations for changes in our practices as appropriate.

Review and Analysis of Peer Group Data

At the end of each year, we review our executive compensation program against trends in the market and the compensation practices of our peer group. Companies selected for our peer group consist of publicly traded biotechnology companies with similar market capitalization, number of employees, stage of development and commercialization, and revenues.

With the assistance of Radford, we periodically review and update our list of peer companies for conformity with these measures. We undertook such a review in December 2008, when we thoroughly examined the Company’s historical peer companies along with commercial and late stage development companies in order to properly determine a new peer group of companies with whom we compete most directly for executive talent. As a result of this review, the Compensation Committee revised our peer group list to eliminate 18 companies that no longer conformed to our peer group profile and replaced them with 14 new companies with more comparable profiles. The companies eliminated from our prior peer group list were: Acambis, Antigenics, Cell Genesys, Cephid, Clinimetrics, Diversa, Genitope, Illumina, Ligand, Microgenics, Monogram, Nanogen, Rigel, Symyx Tech, Telik, Vaxgen, Viacell, and Vical. The companies added to our peer group were: Affymax, Ariad Pharmaceuticals, CV Therapeautics, Dendreon, Enzon Pharmaceuticals, Indevus Pharmanceuticals, Infinity Pharmaceuticals, Medarex, The Medicines Company, Onyx Pharmaceuticals, Progenics Pharmaceuticals, Synta Pharmaceuticals, Theravance, and Zymogenetics.

The full peer group established by our Compensation Committee to generate the competitive compensation survey data used to execute our executive compensation program for 2009 consisted of the following companies:

•	Affymax
•	Arena Pharmaceuticals
•	Ariad Pharmaceuticals
•	Arqule
•	BioMarin Pharmaceuticals
•	CV Therapeutics
•	Dendreon
•	Enzon Pharmaceuticals
•	Idenix Pharmaceuticals
•	ImmunoGen
•	Indevus Pharmaceuticals
•	Infinity Pharmaceuticals
•	InterMune
•	Isis Pharmaceuticals
•	Medarex
•	The Medicines Company
•	Onyx Pharmaceuticals

•	Progenics Pharmaceuticals
•	Synta Pharmaceuticals
•	Theravance
•	Xoma
•	Zymogenetics

For 2009, our Compensation Committee used the survey data generated by Radford from this peer group to gauge whether each element of our prospective executive compensation for 2009 accomplished our objective of maintaining a competitive compensation structure as compared with similarly situated companies in the biotechnology industry. In February 2009, survey data were considered by the Compensation Committee in making annual base salary adjustments for 2009. Additionally, in February 2010, survey data, along with data from our peer group and the individual’s performance against his or her department goals, were considered by the Compensation Committee in reviewing bonus awards and in determining equity awards to reward performance for 2009, and in making annual base salary adjustments for 2010.

Oversight of Our Executive Compensation Program

Our Compensation Committee of the Board of Directors has responsibility for establishing, implementing and maintaining the compensation program for our executive officers, as determined under the rules and regulations of NASDAQ, to approve all matters relating to the compensation of our executive officers, including our Named Executive Officers, and non-employee directors as well as certain matters for all employees.

Our Chief Executive Officer, with the assistance of our Senior Director of Human Resources, evaluates the performance of the other executive officers, including the other Named Executive Officers, and makes recommendations to our Compensation Committee based upon those evaluations and a review and analysis of competitive market data. However, our Compensation Committee ultimately determines the compensation to be paid to our executive officers, including our Chief Executive Officer and the other Named Executive Officers. The Committee maintains full discretion to modify the recommendations of our Chief Executive Officer in determining the type and amounts of compensation paid to each executive officer.

The Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his own compensation and he is not present when the Compensation Committee independently discusses and determines his compensation. Annually, the Committee reviews the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, and makes a recommendation to the Board. The Committee also solicits the Board’s evaluation of the Chief Executive Officer’s performance annually, in light of those goals and objectives, and recommends to the Board the Chief Executive Officer’s compensation based on that evaluation. In recommending the long-term incentive components of the Chief Executive Officer’s compensation, the Committee considers the Company’s performance and relative shareholder return, the value of similar incentive awards to Chief Executive Officers in our peer group of companies, the awards given to the Chief Executive Officer in past years, and such other factors as the Committee may consider relevant. The Chief Executive Officer’s compensation and the goals and objectives relevant to that compensation shall be subject to final review and approval by the Board. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program.

Elements of Executive Compensation Program for 2009

Our compensation program for executive officers, including our Named Executive Officers, consists of the following elements:

•	annual base salary;
•	annual performance bonus payable in cash;
•	long-term incentives provided in the form of annual equity awards; and
•	standard employee benefits.

Our Compensation Committee does not have any pre-established policies relating to the allocation of these compensation elements within the total compensation of each executive. Instead, the amount of each element in comparison to the total compensation opportunity for each executive is largely based on competitive factors identified in the Committee’s review of the survey data from our peer group as well as on our historical compensation practices. The following discussion describes how each of these elements of compensation fits into our overall compensation objectives and describes how and why compensation decisions for 2009 were made with respect to each element.

Base Salary

The principal objective of base salary is to provide our executive officers with a current and guaranteed level of income that is competitive with our industry and our peer group of companies, which are identified above (our “peer group”). To remain competitive, we believe that base salaries should be targeted between the 50th and 75th percentile of the range of salaries of similarly situated executives in our peer group. Consequently, base salaries are evaluated annually by our Compensation Committee in accordance with this target and market data available with respect to our peer group, and then adjusted as necessary to take into account each executive’s individual performance, responsibilities, tenure and overall experience.

The market data reviewed by us at the beginning of 2009 indicated that the base salaries of each of our Named Executive Officers (other than the Chief Executive Officer) were on the low end of the targeted range — at, or slightly above, the 50th percentile of similarly situated executives (e.g., those with similar titles and/or responsibilities) in our peer group. However, in light of the economic conditions at the time, our Compensation Committee determined that it was not appropriate to significantly increase base salaries of executives for 2009. Instead, executive salaries were uniformly adjusted by 3% to reflect the average salary increases in the biotechnology / pharmaceutical sector.

Our Chief Executive Officer was promoted to his position in January 2009. Based on an analysis of data with respect to recently hired or promoted chief executive officers in our peer group, our Compensation Committee determined that it was appropriate to set our Chief Executive Officer’s base salary for 2009 at the 25th percentile of other chief executive officers within our peer group. However, our Compensation Committee expects to increase the base salary of our Chief Executive Officer over time to between the 50th and 75th percentile of other chief executive officers within our peer group, consistent with our objective to offer each of our executives a base salary that is competitive within our industry and our identified peer group of companies.

Annual Bonus

Our Compensation Committee has the authority and discretion to award annual cash bonuses to our executive officers. The purpose of this bonus program is to provide an incentive for our executive officers to achieve the annual corporate and individual performance objectives developed from our annual business review and adjusted during the course of the year to reflect changes in our operating plans and strategy. Our annual cash bonus program is a key element of annual performance compensation for our executive officers. The annual bonus program is structured to provide competitive bonus opportunities to our executives so that we retain our existing executives and are positioned to compete for highly talented executives.

In the first quarter of each year, the Compensation Committee establishes a target bonus amount for each executive officer. This amount is calculated as a percentage of the officer’s base salary. The target bonus amount is reviewed on an annual basis and revised as necessary to realign bonuses with competitive market compensation paid to similarly situated executives in our identified peer group and also to properly address individual responsibilities and experience. The extent to which these target amounts were achieved is based primarily upon an assessment of each Named Executive Officer’s achievement of corporate and individual performance goals. The table below sets forth the target bonus amount (as a percentage of base salary) for each of our Named Executive Officers for 2009, as well as the proportion of their target bonus amount that is based on the achievement of corporate and individual performance goals.

Named Executive Officer	Target Bonus Amount (% of Base Salary)	Proportion of Target Bonus Amount Based on Corporate Performance	Proportion of Target Bonus Amount Based on Individual (Departmental) Performance
Gustav Christensen	50.0%	100.0%	0.0%
Ivana Magovcevic-Liebisch	37.5%	50.0%	50.0%
George Migausky	37.5%	50.0%	50.0%
William Pullman	37.5%	50.0%	50.0%

Notwithstanding the target bonus amounts set in the first quarter of each year, the Compensation Committee retains full discretion to adjust the target bonus amounts upwards for exceptional performance, and to otherwise adjust bonuses upwards or downwards to respond to changes in competitive compensation or other factors not measured by corporate or individual performance in any given year.

We score corporate performance for the purpose of compensation determinations based upon a level of performance (a score of 100%) that is presumed to reflect a solid year in which most of the annual objectives, and particularly high priority objectives, are met. With regard to the likelihood of achieving annual corporate objectives, for compensation purposes, we set the objectives at a level reasonably expected to be achieved with a good level of performance. The Compensation Committee exercises discretion in weighting the relative importance of the key annual objectives and determining the achievement of them, and considers the specific recommendations of the Chief Executive Officer in these matters. To the extent that the Compensation Committee determines that actual corporate performance exceeded expected performance levels, the Committee can exercise its discretion and establish a corporate performance score in excess of 100%.

In 2009, our strategic business objectives focused on (i) the development of our lead product candidate, known as DX-88, including presenting at and securing a positive recommendation from the FDA Advisory Panel in February 2009, responding to the FDA’s complete response letter of March 2009 and obtaining approval to market DX-88 as KALBITOR for HAE in December 2009; (ii) progressing our research and development pipeline and (iii) expanding our licensing and funded research program (LFRP), as well as on the achievement of general corporate and financial goals. In line with this strategic focus, our corporate goals for 2009 were as follows:

•	Secure FDA approval of KALBITOR® for acute attacks of hereditary angioedema (HAE).
•	Complete preparations necessary to allow for commercial launch within 60 days following FDA approval.
•	Refocus and realign corporate organization and goals.
•	Define and implement a full commercial compliance program.
•	Complete all activities necessary for the initiation of a compassionate use program for DX-88 in the treatment of acquired angioedema and a physician-sponsored study of DX-88 in the treatment of drug-induced angioedema.
•	Advance the filing for marketing authorization of DX-88 for HAE in Europe, including securing approval for the Pediatric Investigational Plan (PIP) which is a requirement for filing.
•	Progress licensing/collaboration negotiations for the development of DX-88 for HAE outside North America.
•	Secure additional $15 million in LFRP-related debt financing.
•	Achieve an increase of 2009 LFRP cash receipts to approximately $20 million to support payment of all LFRP-related debt obligations.
•	Maintain adequate liquidity to support forecasted business operations through 2010.

For 2009, the Compensation Committee reviewed corporate performance for the purpose of calculating the corporate component of the annual performance bonus for the Named Executive Officers. Factors considered by the Compensation Committee in scoring our corporate performance in 2009 were as follows:

•	In December 2009, DX-88 was approved by the FDA, under the brand name KALBITOR, for the treatment of acute attacks of hereditary angioedema (HAE) in patients ages 16 and older.
•	Dyax planned and implemented all activities necessary for the commercial launch of KALBITOR on February 1, 2010.
•	In March 2009, Dyax successfully completed a business restructuring and reduction in force intended to focus resources on the commercialization of KALBITOR, resulting in an estimated $18 million in annualized savings.
•	Dyax defined and implemented a full commercial compliance program in 2009 for the commercial launch of KALBITOR.
•	During 2009, Dyax completed all activities necessary for the initiation of a compassionate use clinical study of DX-88 in the treatment of acquired angioedema and a physician-sponsored study of DX-88 in the treatment of drug-induced angioedema.
•	Dyax received a positive opinion from the European Medicines Agency (EMEA) for its pediatric investigation plan (PIP), which will allow Dyax to complete its filing for marketing authorization of DX-88 for HAE in Europe.
•	Dyax secured an additional $15 million in LFRP-related debt financing from Cowen Healthcare Royalty Partners.
•	Dyax generated approximately $20 million of cash receipts under the LFRP, allowing for payment of all LFRP-related debt obligations from current LFRP cash receipts.
•	Dyax significantly exceeded its forecasted liquidity targets to support business operations through 2010.

Although each of the factors listed above were considered by the Compensation Committee, the Committee determined that the significance of the achievement of FDA approval of KALBITOR and the successful preparation for its commercial launch outweighed all other factors. The Committee also considered the examples of two other peer group companies that had paid higher bonuses for the years in which they had product approvals. Based upon these considerations, the Compensation Committee determined that the corporate performance score for 2009 should be 140% of the target amount.

As noted above, in establishing the annual bonus award for each of our Named Executive Officers other than the Chief Executive Officer, the Compensation Committee also considers individual performance of each such executive. The level of performance is determined based primarily upon the recommendations of the Chief Executive Officer, who independently evaluates each such executive’s performance based upon certain key objectives and goals that relate to the functional department for which he or she is responsible. While achievement against theses goals is given substantial weight in scoring the individual performance of such Named Executive Officers, consideration may also be given to certain subjective performance criteria, including leadership, management, judgment and decision making skills, results orientation and communication.

The following is a summary of the key objectives and goals for each Named Executive Officer (other than the Chief Executive Officer) for 2009:

Ivana Magovcevic-Liebisch

•	Define and implement a full commercial compliance program to support launch of KALBITOR.
•	Execute corporate restructuring to refocus and realign corporate organization and goals.
•	Ensure continued legal compliance with all relevant SEC, FDA and other regulations.

•	Negotiate and implement commercial distribution agreements for KALBITOR necessary for launch of KALBITOR within 60 days following FDA approval.
•	Execute investor relations and corporate communications activities to support approval and launch of KALBITOR.
•	Provide proactive legal support for current and future business development initiatives, focusing on LFRP and DX-88 partnerships outside of North America.
•	Provide proactive legal support in connection with FDA approval and launch of KALBITOR.
•	Secure an additional $15 million in LFRP-related debt financing.

George Migausky

•	Define and implement commercial compensation program for field-based employees necessary for launch of KALBITOR within 60 days following FDA approval.
•	Define and implement commercial IT functions (including inventory management and order processing) necessary for launch of KALBITOR within 60 days following FDA approval.
•	Ensure continued financial compliance with all relevant SEC and other regulations.
•	Proactively manage budget to maximize current liquidity.
•	Define and implement enhanced financial reporting systems for commercial sales of KALBITOR and related government price reporting within 60 days following FDA approval.

William Pullman

•	Secure FDA approval of KALBITOR for acute attacks of HAE.
•	Advance the filing for marketing authorization of DX-88 for HAE in Europe, including securing approval for the Pediatric Investigational Plan.
•	Define and implement a strategic medical affairs plan for the KALBITOR franchise.
•	Provide proactive technical support for current and future business development initiatives.
•	Complete all activities necessary for the initiation of a compassionate use clinical study of DX-88 in the treatment of acquired angioedema and a physician-sponsored study of DX-88 in the treatment of drug-induced angioedema.
•	Define and implement commercial supply chain system necessary for launch of KALBITOR within 60 days following FDA approval.
•	Provide proactive development support and development plans for pipeline candidates.

As is the case for corporate performance, these departmental objectives and goals were set at a level that is reasonably likely to be achieved with a good level of performance. Performance ratings are established by the Chief Executive Officer in accordance with a performance scale, under which target performance is scored at 100%. To the extent that the Chief Executive Officer determines that the actual performance of an individual executive exceeded expected performance levels against departmental goals, he can recommend an individual performance in excess of 100%. The recommended performance rating for each Named Executive Officer other than the Chief Executive Officer is then reviewed by the Compensation Committee, and the Committee determines the final amount of each Named Executive Officer’s bonus.

For 2009, our Chief Executive Officer determined that all of the key objectives and goals for each of the Named Executive Officers listed above had been fully achieved. Consequently, rather than establishing individual performance ratings, he recommended to the Compensation Committee that the individual component of executive officer performance should be determined on the same basis as the Company’s corporate performance because the key achievements of successful approval and preparation for launch of KALBITOR in 2009 had required substantial support from all departments of the Company. After considering this recommendation, the Compensation Committee determined that the individual performance score for each Named Executive Officer (other than the Chief Executive Officer) should be the same as the corporate performance score, or 140%.

Calculation of Annual Performance Bonus Amounts.  For our Chief Executive Officer, the target bonus amount is calculated based entirely on our annual corporate performance score. For our other Named Executive Officers, the target bonus amount is based equally (50/50) on our annual corporate performance score and the executive’s individual performance score.

For 2009, as a result of the Compensation Committee’s decision to establish a single score of 140% for corporate performance and for the individual performance of each Named Executive Officer (other than the Chief Executive officer), the bonus for each Named Executive Officer was calculated as follows:

Named Executive Officer	2009 Annual Salary (A)	Target Bonus (B)	Proportion of Target Bonus Based on Corporate Performance (C)	Corporate Performance Score (D)	Proportion of Target Bonus Based on Individual (Departmental) Performance (E)	Individual (Departmental) Performance Score (F)	2009 Bonus(1)
Gustav Christensen	$500,000	50.0%	100.00%	140.00%	0.00%	0.00%	$350,000
Ivana Magovcevic-Liebisch	$365,650	37.5%	50.00%	140.00%	50.00%	140.00%	$191,966
George Migausky	$334,750	37.5%	50.00%	140.00%	50.00%	140.00%	$175,744
William Pullman	$334,750	37.5%	50.00%	140.00%	50.00%	140.00%	$175,744

(1)	All bonuses were calculated based upon the following formula: (A)*(B) *[(C)*(D) + (E)*(F)].

Equity Awards

Our use of equity-based compensation is intended to ensure that our executive officers have a continuing stake in the long-term performance and success of our company. Our equity compensation plans have provided the principal method for our executive officers to acquire equity or equity-based interests in our company. Historically, the primary form of equity compensation awarded by us and other companies in our peer group consisted almost entirely of incentive and non-qualified stock options. We selected this form of equity compensation because of its favorable accounting and tax treatments and the near universal expectation by employees in our industry that they would receive stock options. Beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), which requires the expensing of stock options. As a result, our Compensation Committee has considered alternative forms of equity compensation, such as restricted stock units and performance shares, and is continuing to monitor the mix of options and alternative equity awards used in our industry. For 2009, however, consistent with the survey data generated by Radford, we elected to continue our historical practice of granting equity awards only in the form of stock options.

We make annual equity award grants to our executive officers, including our Named Executive Officers, under our Amended and Restated 1995 Equity Incentive Plan, or the Plan. Annual equity awards serve the principal objective of aligning the long-term financial interests of our executive officers with those of our shareholders. To encourage retention and focus our executives on building long-term value for our shareholders, we structure our annual equity awards so that the executive’s interest in the award will become vested over a service period of multiple years. We also use annual equity grants to reward individual performance for the year as the size of an executive’s award will depend in part on his or her annual performance and achievement of individual goals for the year. Our practice is to grant equity awards following our annual performance cycle; there is no relationship between the timing of our equity grants and the release of non-public material information.

Radford’s review of our executive compensation practices highlighted that the level of equity awards we have provided over the last several years in combination with the fact that most of our Named Executive Officers have been with us for less than two years, have resulted in a relatively lower level of equity interests by our Named Executive Officers versus our peer group. The Radford analysis indicates that our Named Executive Officers (excluding the Chief Executive Officer) are at a level of potential equity interest which approximates the 50th percentile of the market data for executive officers in our peer group. In the case of our Chief Executive Officer, the level of potential equity interest approximates the 25th percentile of the market data for newly promoted Chief Executive Officers in our peer group. We have historically used the Black Scholes methodology to value our equity awards; however, in 2009 given the results of the Radford analysis, we have determined that potential stock ownership is a better measure for our assessment of equity compensation. Since equity ownership is the principal long-term incentive part of our compensation structure and that which best aligns with the long-term interests of shareholders, our Compensation Committee has made significant increases to the equity awards for our Named Executive Officers.

To address the significant lag behind our peers in terms of executive potential stock ownership, the Compensation Committee, after reviewing the market data for equity awards, determined to increase the target value of our annual equity awards made at the beginning of 2009 to our Named Executive Officers and members of our executive management team (with the exception of our Chief Financial Officer who had recently received an equity award at the time of his hiring at the end of 2008).

Equity awards granted in 2009, as disclosed in the Summary Compensation Table below, were made in the form of stock options. Radford provided recommendations for target level awards at the 50th percentile of the market data for executive officers in our peer group and a range of plus or minus 30% to adjust for the individual performance of each Named Executive Officer (excluding the Chief Executive Officer) as well as other subjective criteria including leadership, management, judgment and decision making skills, results orientation and communication. In the case of our Chief Executive Officer, the options he received during 2009 were awarded in connection with his promotion to the role of Chief Executive Officer in early 2009. The number of options awarded was calculated to achieve a level of potential stock ownership consistent with other newly promoted chief executive officers in our peer group of companies.

Other Employee Benefits

We maintain medical, dental, vision, accidental death, disability, life insurance, a 401(k) plan and other customary benefits for all of our employees, as well as customary vacation, leave of absence and similar policies. Our executive officers, including our Named Executive Officers, are entitled to participate in these programs on the same basis as our other employees. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executive officers or employees; however, our Compensation Committee in its discretion may revise, amend or add to an executive officer’s benefits if it deems it advisable to do so at any time.

Employment Agreements

Our executives’ compensation and other arrangements are set forth in employment letters provided to them when they joined us or were promoted to their current positions. Since the date of their respective employment letters, the compensation paid to each executive has been increased and additional compensation has been awarded. In addition, we have approved a standard form of agreement for each of our executive officers to provide them benefits in the event of termination without cause or resignation for good reason within 12 months after a change in control of our company.

Pension Benefits and Nonqualified Deferred Compensation

We do not maintain qualified or non-qualified defined benefit plans or defined contribution plans or other deferred compensation plans for our executive officers or other employees.

Tax and Accounting Implications

Compensation Deductibility

Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and its four other most highly compensated officers. This provision excludes certain types of “performance based compensation” from the compensation subject to the limit. We do not expect to pay any of our covered employees salary and bonus for 2010 that could exceed $1,000,000. In addition, our Amended and Restated 1995 Equity Incentive Plan contains an individual annual limit on the number of stock options and stock appreciation rights that may be granted under the plan so that such awards will qualify for the exclusion from the limitation on deductibility for performance-based compensation. We believe, however, that in some circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our company and its stockholders. Given our industry and business, as well as the competitive market for outstanding executives, we believe that it is important for us to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee may from time to time approve components of compensation for certain executives that are not fully deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, in reliance on such review and discussions, the Compensation Committee recommended to the company’s Board of Directors, and the Board has approved that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee,

Thomas L. Kempner (Chair)
Constantine E. Anagnostopoulos
Susan B. Bayh
Henry R. Lewis

Summary Compensation Table

The following table sets forth information regarding compensation earned during 2009 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers. It also includes compensation earned by a former executive officer who resigned in July 2009.

Collectively, the persons for whom information is provided below are referred to in this proxy statement as our “Named Executive Officers”.

Name and Principal Position During 2009	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total Compensation ($)
Gustav Christensen President and Chief Executive Officer	2009	495,192	350,000	1,236,620	7,548	(2)	2,098,360
	2008	373,846	200,000	827,760	7,056	(3)	1,408,662
	2007	215,000	155,000	606,745	23,310	(4)	1,000,055
George V. Migausky(5) Executive Vice President and Chief Financial Officer	2009	334,375	175,744	90,701	9,672	(6)	610,492
	2008	122,500	100,000	305,610	3,103	(7)	531,213
	2007	—	—	—	—		—
Ivana Magovcevic-Liebisch, Ph.D., J.D. Executive Vice President Corporate Development and General Counsel	2009	365,500	191,966	247,365	7,890	(8)	812,721
	2008	354,668	140,000	345,763	7,440	(9)	847,871
	2007	321,803	145,000	347,209	5,941	(10)	819,953
William E. Pullman, BMedSc, M.B., B.S., Ph.D. Executive Vice President and Chief Development Officer	2009	334,375	175,744	263,856	9,942	(11)	783,917
	2008	325,000	150,000	287,030	9,282	(12)	771,312
	2007	50,000	50,000	323,910	339	(13)	424,249
Clive R. Wood, Ph.D.(14) Former Executive Vice President, Discovery Research and Chief Scientific Officer	2009	200,386	—	194,226	6,572	(15)	401,184
	2008	354,215	130,000	430,545	6,754	(16)	921,514
	2007	320,596	130,000	304,140	6,451	(17)	761,187

(1)	The amounts shown in this column represents the grant date fair value of options granted during 2009 using the Black-Scholes Option Pricing Model.
(2)	Includes $3,894 in 401K company match and $3,564 in group term life insurance paid by Dyax.
(3)	Includes $3,492 in 401K company match and $3,564 in group term life insurance paid by Dyax.
(4)	Includes $20,000 paid to Mr. Christensen while he worked as a consultant to Dyax before becoming a full-time employee in April 2007. Additionally includes, $685 of 401K company match and $2,625 of group term life insurance paid by Dyax.
(5)	Mr. Migausky joined the company in August 2008.
(6)	Includes $7,350 in 401K company match and $2,322 in group term life insurance paid by Dyax.
(7)	Includes $2,625 in 401K company match and $478 in group term life insurance paid by Dyax.
(8)	Includes $7,350 in 401K company match and $540 in group term life insurance paid by Dyax.
(9)	Includes $6,900 in 401K company match and $540 in group term life insurance paid by Dyax.
(10)	Includes $5,401 in 401K company match and $540 in group term life insurance paid by Dyax.
(11)	Includes $7,350 in 401K company match, $2,322 in group term life insurance and $180 in other compensation paid by Dyax.
(12)	Includes $6,900 in 401K company match, $1,242 in group term life insurance and $1,140 in other compensation paid by Dyax.
(13)	Includes $239 in group term life insurance and $100 in other compensation paid by Dyax.
(14)	Dr. Wood resigned from the company in July 2009.
(15)	Includes $6,105 in 401K company match and $467 in group term life insurance paid by Dyax.
(16)	Includes $5,944 in 401K company match and $810 in group term life insurance paid by Dyax.
(17)	Includes $5,641 in 401K company match and $810 in group term life insurance paid by Dyax.

Grants of Plan Based Awards for 2009

The following table sets forth certain information regarding all of the options awarded to our Named Executive Officers during 2009. All of these options were awarded under our Amended and Restated 1995 Equity Incentive Plan.

Name	Grant Date	Date of Compensation Committee Action	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Option Awards($)(2)
Gustav Christensen
Stock Option Issuance	1/2/2009	12/11/2008(3)	350,000	3.63	876,645
Stock Option Issuance	5/14/2009	5/14/2009	250,000	2.09	359,975
George Migausky
Stock Option Issuance	2/11/2009	2/11/2009	55,000	2.39	90,700
Ivana Magovcevic-Liebisch, Ph.D., J.D.
Stock Option Issuance	2/11/2009	2/11/2009	150,000	2.39	247,365
William Pullman, BMedSc, M.B., B.S., Ph.D.
Stock Option Issuance	2/11/2009	2/11/2009	160,000	2.39	263,856
Clive R. Wood Ph.D.
Stock Option Issuance	2/11/2009	2/11/2009	95,000	2.39	194,226

(1)	Reflects the closing price of our common stock on the date of grant.
(2)	Grant date fair value is determined using the Black-Scholes Option Pricing Model.
(3)	Option grant approved by the Compensation Committee on December 11, 2008, to grant Mr. Christensen 350,000 options upon commencement of his position as Chief Executive Officer on January 2, 2009.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table summarizes the outstanding equity award holdings of our Named Executive Officers.(1)

	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($/Sh)	Option Expiration Date
Gustav Christensen	27,500	12,500	$3.84	3/13/2017
	53,333	26,667	$4.52	4/26/2017
	45,313	29,687	$4.20	7/2/2017
	68,750	81,250	$4.15	2/13/2018
	50,000	100,000	$3.96	8/7/2018
	80,208	269,792	$3.63	1/2/2019
	36,458	213,542	$2.09	5/14/2019
	361,562	733,438
George Migausky	33,333	66,667	$4.57	8/6/2018
	11,458	43,542	$2.39	2/11/2019
	44,791	110,209
Ivana Magovcevic-Liebisch, Ph.D., J.D.	19,800	0	$11.50	3/16/2011
	12,000	0	$7.04	10/26/2011
	7,812	0	$3.80	5/16/2012
	25,000	0	$1.36	10/10/2012
	18,281	0	$3.36	7/22/2013
	40,000	0	$6.90	10/16/2013
	60,000	0	$11.41	6/28/2014
	60,000	0	$4.52	6/28/2015
	12,500	0	$4.31	12/8/2015
	51,250	8,750	$2.94	7/3/2016
	32,292	17,708	$4.48	5/16/2017
	36,250	23,750	$4.20	7/2/2017
	9,583	10,417	$3.61	1/23/2018
	36,667	43,333	$4.15	2/13/2018
	8,333	16,667	$3.96	8/7/2018
	31,250	118,750	$2.39	2/11/2019
	461,018	239,375
William Pullman, BMedSc, M.B., B.S., Ph.D.	54,167	45,833	$4.56	10/29/2017
	45,833	54,167	$4.15	2/13/2018
	33,333	126,667	$2.39	2/11/2019
	133,333	226,667

(1)	Clive Wood had no outstanding equity award holdings at the end of 2009.

Option Exercises and Stock Vested in 2009

During 2009, there were no options exercised by, and no stock vested with, our Named Executive Officers.

Director Compensation

Non-Employee Directors

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2009.

Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Constantine E. Anagnostopoulos, Ph.D.	42,500	107,993	0	150,493
Susan B. Bayh	38,500	0	0	38,500
James W. Fordyce	43,500	0	0	43,500
Mary Ann Gray, Ph.D.	51,000	0	0	51,000
Henry R. Lewis, Ph.D.	50,500	107,993	0	158,493
Thomas L. Kempner	44,000	0	0	44,000
David J. McLachlan	65,500	107,993	0	173,493

(1)	This column represents the grant date fair value of options granted during 2009 under the Black-Scholes Option Pricing Model.
(2)	The following aggregate number of option shares were subject to options outstanding as of December 31, 2009 for each director included in the table:

Director	Option Shares
Constantine E. Anagnostopoulos, Ph.D.	167,500
Susan B. Bayh	101,000
James W. Fordyce	142,500
Mary Ann Gray, Ph.D.	126,000
Henry R. Lewis, Ph.D.	167,500
Thomas L. Kempner	142,500
David J. McLachlan	167,500

We review the level of compensation of our non-employee directors on an annual basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources, including:

•	publicly available data describing director compensation in peer companies;
•	survey data collected by our human resources department; and
•	information obtained directly from other companies.

Director Fees.  Those of our directors who are not employees of Dyax receive compensation for their services as directors as follows:

•	for service on the Board of Directors, each Director receives an annual retainer of $20,000 and a fee of $2,000 for each Board meeting attended ($1,000 for attendance by conference call);
•	each Director who serves on the Audit Committee receives an annual retainer of $3,000, except for the Chairman of the Audit Committee who receives an annual retainer of $25,000, and a fee of $1,000 for each committee meeting attended ($500 for attendance by conference call);
•	each Director who serves on the Compensation Committee receives an annual retainer of $3,000, except for the Chairman of the Compensation Committee who receives an annual retainer of $10,000, and a fee of $1,000 for each committee meeting attended ($500 for attendance by conference call); and

•	all Directors who are not employees of Dyax serve on the Nominating & Governance Committee. No retainer is paid to the Directors for such service, except for the Chairman of the Nominating & Governance Committee who receives an annual retainer of $10,000. Each Director receives a fee of $1,000 for each meeting of the Nominating and Governance Committee attended ($500 for attendance by conference call) except for meetings held in conjunction with a Board meeting (for which no fee is paid).

Stock Options.  In addition, our non-employee directors elected at any annual meeting automatically receive stock options under our Amended and Restated 1995 Equity Incentive Plan to purchase 25,000 shares of our common stock for each year of their three-year term. Non-employee directors elected between annual meetings automatically receive options to purchase 25,000 shares of our common stock for each year or portion of a year remaining in the three-year term of the class of directors to which they have been elected. Stock options granted by us to our non-employee directors have an exercise price equal to the closing price of our common stock on the date of the annual meeting, vest monthly based upon continued service over a three-year period, and expire ten years after the date of grant.

Employee Directors

Gustav Christensen, our President and Chief Executive Officer, and Henry Blair, our Chairman, serve in dual capacities as both Directors and employees of Dyax. Mr. Christensen receives no compensation for his service on the Board. For his service as Chairman of the Board, Mr. Blair is entitled to receive options to purchase 50,000 shares of our common stock for each year or portion of a year during which he serves in such capacity. These stock options have an exercise price equal to the closing price of our common stock on the date of the annual meeting, vest monthly based upon his continued service on the Board over a three-year period, and expire ten years after the date of grant.

The following table sets forth a summary of the compensation we paid to our employee directors during 2009:

Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Henry E. Blair	—	154,450	—	154,450

(1)	This column represents the grant date fair value of options granted during 2009 under the Black-Scholes Option Pricing Model.
(2)	The following aggregate number of option shares were subject to options outstanding as of December 31, 2009 for each director included in the table:

Director	Option Shares
Henry E. Blair	1,095,000

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables shows the potential payments due to each of our Named Executive Officers who are current employees (i) upon termination of their employment prior to a change in control and (ii) upon termination of their employment within 12 months following a change of control; assuming such termination were to have occurred as of December 31, 2009.

	Termination Without Cause(1) Not in Connection with a Change in Control
	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Total ($)
Gustav Christensen	250,000	250,000	9,952	509,952
George Migausky	167,375	125,531	9,952	302,858
Ivana Magovcevic-Liebisch, Ph.D., J.D.	182,825	137,119	9,952	329,896
William E. Pullman, BMedSc, M.B., B.S., Ph.D.	167,375	125,531	9,952	302,858

(1)	“Cause” is defined as gross neglect in the performance of the executive’s duties or the commission by the executive of an act of dishonesty or moral turpitude in connection with his or her employment, as determined by our Board of Directors.
(2)	Represents obligation to pay bonus earned in fiscal 2009. These executive officers are also entitled to payments for any accrued vacation time in the event of a termination without cause.
(3)	Consists of health and dental benefits.

	Termination within 12 Months Following a Change in Control(1)
	Salary ($)	Benefits ($)(2)	Outplacement Services ($)	Accelerated vesting on all unvested options ($)(3)	Total ($)
Gustav Christensen	250,000	10,561	12,000	1,620,403	1,892,964
George Migausky	167,375	10,535	12,000	266,459	456,369
Ivana Magovcevic-Liebisch, Ph.D., J.D.	182,825	11,089	12,000	473,819	679,733
William E. Pullman, BMedSc, M.B., B.S., Ph.D.	167,375	10,535	12,000	493,620	683,530

(1)	“Change in control” is defined as (a) the acquisition of 50% or more of our common stock (including shares convertible into common stock) by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended), (b) a merger or similar combination after which 50% or more of our voting stock or any other surviving corporation that is a successor to us is not held by the persons having beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of us immediately prior to such merger or combination, or (c) the sale, lease, or exchange of all or substantially all of our property or assets, or our dissolution or liquidation.
(2)	Consists of health and dental benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2009 and is valued at the premiums in effect on December 31, 2009.
(3)	Consists of the dollar amount of compensation costs related to options at December 31, 2009.

Under our existing agreements with executive officers, if any of Messrs. Christensen or Migausky or Drs. Magovcevic-Liebisch or Pullman is terminated without cause, they will be entitled to receive, as severance, their current base salary and certain additional benefits for a period of six months following such termination.

In addition, each of Messrs. Christensen and Migausky and Drs. Magovcevic-Liebisch and Pullman will be entitled to certain benefits under specified conditions if they are terminated in connection with, or within 12 months after, a change in control of the Company. Under their agreements, these officers will be entitled to receive, as severance, their base salary for a severance period of six months if they are terminated without cause, or if they resign for good reason due to a material diminution of their duties, a reduction in their base salary, or a relocation of their place of business that is more than 50 miles from their prior place of business. Additionally, following the termination of the employment of any of these officers in connection with a change in control, the officers’ outstanding unvested options will be fully accelerated and they will be entitled to receive full benefits during the severance period, as well as outplacement services. In addition, all these officers are entitled to these benefits if we terminate their employment within 90 days prior to a change in control, if their termination was a condition to the change in control transaction.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to Dyax’s audited financial statements for the year ended December 31, 2009.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee Dyax’s accounting and financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.dyax.com. The Audit Committee is comprised entirely of independent directors as defined by applicable NASDAQ Stock Market standards.

Management is responsible for our internal controls and the financial reporting process. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

In the course of its oversight of Dyax’s financial reporting process, the Audit Committee:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Dyax’s audited financial statements for the fiscal year ended December 31, 2009;
•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;
•	received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence;
•	reviewed with management and PricewaterhouseCoopers LLP Dyax’s critical accounting policies;
•	discussed with management the quality and adequacy of Dyax’s internal controls;
•	discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and
•	considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with its maintaining its independence.

Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Dyax’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

By the Audit Committee,

David J. McLachlan, Chair
James W. Fordyce
Mary Ann Gray
Henry R. Lewis

Audit Fees

PricewaterhouseCoopers LLP, an independent registered public accounting firm, examined our financial statements and internal control over financial reporting for the year ended December 31, 2009. The Board of Directors has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The aggregate fees for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2009 and 2008 are as follows:

	2009	2008
Audit Fees(1)	$556,551	$568,930
Audit-Related Fees(2)	—	—
Tax Fees(3)	15,000	20,737
All Other Fees(4)	1,500	1,500
Total	$573,051	$591,167

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit-related fees consisted primarily of accounting consultations, services related to a business divestiture and other attestation services.
(3)	These fees were for services related to (a) tax compliance including sales and use taxes and (b) tax planning.
(4)	All other fees include technical research materials.

For fiscal years 2009 and 2008, we also incurred fees of $69,000 and $105,000 respectively, to Protiviti, Inc., an external consulting firm retained to assist us in preparing for the audit of our internal control procedures under Section 404 of the Sarbanes-Oxley Act of 2002. This amount is in addition to the fees paid to PricewaterhouseCoopers LLP and does not reflect any allocation of the time and costs incurred internally in connection with the audit of our internal control procedures.

Our Audit Committee has adopted procedures requiring the pre-approval of all non-audit (including tax) services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

All of the non-audit services rendered by PricewaterhouseCoopers LLP with respect to the 2009 fiscal year were pre-approved by the Audit Committee in accordance with this policy.

Other Matters

The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice appended to this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

STOCKHOLDER MATTERS

Stockholder Recommendations for Director Nominations

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Governance Committee should provide the following information to the Chair of the Nominating and Governance Committee, Dyax Corp., 300 Technology Square, Cambridge, Massachusetts 02139: (a) a brief statement outlining the reasons the nominee would be an effective director for Dyax; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committees on which the candidate has served during that period, (iii) the number of shares of Dyax stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with Dyax; and (c) (i) the stockholder’s name and record address and the name and address of the beneficial owner of Dyax shares, if any, on whose behalf the proposal is made and (ii) the number of shares of Dyax stock that the stockholder and any such other beneficial owner beneficially own. The Committee may seek further information from or about the stockholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such other beneficial owner.

Deadline for Stockholder Proposals and Director Nominations

In order for a stockholder proposal to be considered for inclusion in Dyax’s proxy materials for the 2011 Annual Meeting of Stockholders, it must be received by Dyax at 300 Technology Square, Cambridge, Massachusetts 02139 (or such other address as is listed as Dyax’s primary executive offices in its periodic reports under the Securities Exchange Act of 1934) no later than December 3, 2010.

In addition, Dyax’s Bylaws require a stockholder who wishes to bring business before or propose director nominations at the 2011 Annual Meeting of Stockholders to give advance written notice to Dyax’s Secretary not less than 45 days nor more than 60 days before the meeting; provided, however, that if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Assuming the 2011 Annual Meeting of Stockholders is held on May 5, 2011, this would require that the advance written notice would need to be given between March 7, 2011 and March 21, 2011.

Expenses of Solicitation

We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of common stock. In addition to the use of mails, proxies may be solicited by officers and any of our regular employees in person or by telephone, facsimile or e-mail. We may also hire a proxy solicitation company to assist us in the distribution of proxy materials and the solicitations of votes described above. We will also bear the expenses of any proxy solicitation company that we engage.

Appendix A

As amended through March 24, 2010

DYAX CORP.

AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN

Section 1. Purpose

The purpose of the Dyax Corp. 1995 Equity Incentive Plan (the “Plan“) is to attract and retain key employees and directors and consultants of the Company and its Affiliates, to provide an incentive for them to assist the Company to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

Section 2. Definitions

“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total combined voting power or has a significant financial interest as determined by the Committee.

“Award” means any Option, Stock Appreciation Right, Performance Share, Restricted Stock, Stock Unit or Other Stock-Based Award awarded under the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor to such Code.

“Committee” means the Compensation Committee of the Board or such other committee of the Board appointed by the Board to administer the Plan or a specified portion thereof; provided, however, that in any instance the Board of Directors may take away any action delegated to the Committee hereunder. If a Committee is authorized to grant Awards to a Reporting Person or a “covered employee” within the meaning of Section 162(m) of the Code, each member shall be a “Non-Employee Director” or the equivalent within the meaning of Rule 16b-3 under the Exchange Act or an “outside director” or the equivalent within the meaning of Section 162(m) of the Code, respectively.

“Common Stock” or “Stock” means the Common Stock, $0.01 par value, of the Company.

“Company” means Dyax Corp., a Delaware corporation.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

“Effective Date” means July 13, 1995.

“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of the Common Stock as of any date shall mean (i) if the Common Stock is then listed or admitted to trading on a national securities exchange, the last reported sale price on such date on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on such exchange on such date or (ii) if the Common Stock is then traded in the over-the-counter market, the average of the closing bid and asked prices on such date, as reported by The Wall Street Journal or other appropriate publication selected by the Committee, for the over-the-counter market.

“Incentive Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision, and any regulation thereunder.

“Nonstatutory Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonstatutory Stock Option.

“Other Stock-Based Award” means an Award, other than an Option, Stock Appreciation Right, Performance Share, Restricted Stock or Stock Unit, having a Common Stock element and awarded to a Participant under Section 11.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Cycle” or “Cycle” means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

“Performance Goals” means with respect to any Performance Cycle, one or more objective performance goals based on one or more of the following objective criteria established by the Committee prior to the beginning of such Performance Cycle or within such period after the beginning of the Performance Cycle as shall meet the requirements to be considered “pre-established performance goals” for purposes of Code Section 162(m): (i) increases in the price of the Common Stock, (ii) product or service sales or market share, (iii) revenues, (iv) return on equity, assets, or capital, (v) economic profit (economic value added), (vi) total shareholder return, (vii) costs, (viii) expenses, (ix) margins, (x) earnings or earnings per share, (xi) cash flow, (xii) cash balances (xiii) customer satisfaction, (xiv) operating profit, (xv) research and development progress, (xvi) clinical trial progress, (xvii) licensing, (xviii) product development, (xix) manufacturing, or (xx) any combination of the foregoing, including without limitation, goals based on any of such measures relative to appropriate peer groups or market indices. Such Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

“Performance Shares” mean shares of Common Stock, which may be earned by the achievement of performance goals, awarded to a Participant under Section 8.

“Reporting Person” means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.

“Restricted Period” means the period of time selected by the Committee during which an Award may be forfeited to the Company pursuant to the terms and conditions of such Award.

“Restricted Stock” means shares of Common Stock subject to forfeiture awarded to a Participant under Section 9.

“Stock Appreciation Right” or “SAR” means a right to receive any excess in value of shares of Common Stock over the exercise price awarded to a Participant under Section 7.

“Stock Unit” means an award of Common Stock or units, including without limitation units of Restricted Stock, that are valued in whole or in part by reference to, or otherwise based on, the value of Common Stock, awarded to a Participant under Section 10.

“Transferable for value” means a transfer on terms that would prevent the Company from relying on Securities and Exchange Commission Form S-8 (or any successor form) with respect to the issuance of the Common Stock underlying the respective Award.

Section 3. Administration

The Plan shall be administered by the Committee; provided, however, that in any instance the Board of Directors may take any action delegated hereunder to the Committee. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not

Reporting Persons or covered employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

Section 4. Eligibility

All employees and, in the case of Awards other than Incentive Stock Options, directors and consultants of the Company or any Affiliate, capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan. Incentive Stock Options may be awarded only to persons eligible to receive such Options under the Code.

Section 5. Stock Available for Awards

(a)  Subject to adjustment under subsection (b), and after giving effect to the 0.652-for-one reverse stock split of the Company’s Common Stock affected in March 1998, Awards may be made under the Plan for up to Eighteen Million Three Hundred Fifty Thousand (18,350,000) shares of Common Stock, which number includes shares previously issued upon exercise of options granted under the Plan. The maximum number of shares of Common Stock subject to Awards that may be granted to any Participant shall not exceed 750,000 shares in the aggregate in any calendar year, except that for grants to a new employee during the calendar year in which his or her service as an employee first commences such number shall not exceed 1,500,000 shares, and that both limits are subject to adjustment under subsection (b). If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited, the shares subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b)  In the event that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock then an equitable adjustment shall be made (subject, in the case of Incentive Stock Options, to any limitation required under the Code) to any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing as determined by the Committee to be appropriate, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

Section 6. Stock Options

(a)  Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code or any successor provision and any regulations thereunder. No Incentive Stock Option may be granted hereunder more than ten years after the last date on which the Plan was approved for purposes of Section 422 of the Code.

(b)  The Committee shall establish the option price at the time each Option is awarded, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award.

(c)  Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Award or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(d)  No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.

(e)  The Committee may provide that, subject to such conditions as it considers appropriate, upon the delivery or retention of shares to the Company in payment of an Option, the Participant automatically be awarded an Option for up to the number of shares so delivered.

Section 7. Stock Appreciation Rights

(a)  Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. SARs granted in tandem with Options shall have an exercise price not less than the exercise price of the related Option. SARs granted alone and unrelated to an Option shall have an exercise price not less than 100% of the Fair Market Value of the Common Stock on the date of award may be granted at such exercise prices as the Committee may determine. The Committee shall determine the manner of calculating the excess in value of the shares of Common Stock over the exercise price of a Stock Appreciation Right.

(b)  An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a change in control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during the thirty-day period immediately preceding the occurrence of the change in control in any transaction reported in any stock market in which the Common Stock is usually traded.

Section 8. Performance Shares

(a)  Subject to the provisions of the Plan, the Committee may award Performance Shares and determine the number of such shares for each Performance Cycle and the duration of each Performance Cycle. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of Performance Shares shall be equal to the Fair Market Value of the Common Stock on the date the Performance Shares are earned or, in the discretion of the Committee, on the date the Committee determines that the Performance Shares have been earned.

(b)  The Committee shall establish Performance Goals for each Cycle, for the purpose of determining the extent to which Performance Shares awarded for such Cycle are earned, on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. During any Cycle, the Committee may adjust the performance goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(c)  As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Shares that have been earned on the basis of performance in relation to the established performance goals. The payment values of earned Performance Shares shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable thereafter. The Committee shall determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or Awards.

Section 9. Restricted Stock

(a)  Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

(b)  Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary.

Section 10. Stock Units

(a)  Subject to the provisions of the Plan, the Committee may award Stock Units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine.

(b)  Shares of Common Stock awarded in connection with a Stock Unit Award shall be issued for no cash consideration or such minimum consideration as may be required by applicable law.

Section 11. Other Stock-Based Awards

(a)  Subject to the provisions of the Plan, the Committee may make other awards of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, including without limitation convertible preferred stock, convertible debentures, exchangeable securities and Common Stock awards or options. Other Stock-Based Awards may be granted either alone or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan.

(b)  The Committee may establish performance goals, which may be based on performance goals related to book value, subsidiary performance or such other criteria as the Committee may determine, Restricted Periods, Performance Cycles, conversion prices, maturities and security, if any, for any Other Stock-Based Award. Other Stock-Based Awards may be sold to Participants at the face value thereof or any discount therefrom or awarded for no consideration or such minimum consideration as may be required by applicable law.

Section 12. General Provisions Applicable to Awards

(a)  Documentation.  Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

(b)  Committee Discretion.  Each type of Award may be made alone, in addition to or in relation to any other type of Award, in the discretion of the Committee. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter, including without limitation any determination regarding the achievement or satisfaction of any Performance Goals, restrictions or other conditions to vesting, exercise, or settlement of an Award.

(c)  Settlement.  The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property, and the manner of determining the amount or value thereof. Without limiting the foregoing, the Committee may, subject to applicable law, permit such payment to be made in whole or in part in cash or by surrender of shares of Common Stock (which may be shares retained from the respective Award) valued at their Fair Market Value on the date of surrender, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine. The Company may accept, in lieu of actual delivery of stock certificates, an attestation by the Participant in form acceptable to the Committee that he or she owns of record the shares to be tendered free and clear of claims and other encumbrances. The Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

(d)  Dividends and Cash Awards.  In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

(e)  Termination of Service.  The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment or other service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder. Unless the Committee otherwise provides in any case, a Participant’s employment or other service shall have terminated for purposes of this Plan at the time the entity by which the Participant is employed or to which he or she renders such service ceases to be an Affiliate of the Company.

(f)  Change in Control.  In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company.

(g)  Loans.  The Committee may authorize the making of loans or cash payments to Participants in connection with any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that such Loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

(h)  Withholding Taxes.  The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(i)  Foreign Nationals.  Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(j)  Amendment of Award.  The Committee may amend, modify or terminate any outstanding Award, including changing the date of vesting, exercise or settlement, causing the Award to be assumed by another entity, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. The foregoing notwithstanding, without further approval of the stockholders of the Company, the Committee shall not authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce the exercise price and no Option or Stock Appreciation Right shall be canceled and replaced with an Award exercisable for Common Stock at a lower exercise price.

(k) Limitations on Transferability of Awards.  No Award shall be transferable except upon such terms and conditions and to such extent as the Committee determines, provided that no Award shall be transferable for value and Incentive Stock Options may be transferable only to the extent permitted by the Code.

(l) Section 409A.  No Award to any Participant subject to United States income taxation shall provide for the deferral of compensation that does not comply with Section 409A of the Code and any regulations thereunder.

Section 13. Miscellaneous

(a)  No Right To Employment.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment Neither the adoption, maintenance, or operation of the Plan nor any Award hereunder shall confer upon any person any right with respect to the continuance of his or her employment by or other service with the Company or any Affiliate nor shall they interfere with the rights of the Company or any Affiliate to terminate or otherwise change the terms of such service at any time, including, without limitation, the right to promote, demote or otherwise re-assign any person from one position to another within the Company or any Affiliate. Unless the Committee otherwise provides in any case, the service of a Participant with an Affiliate shall be deemed to terminate for purposes of the Plan when such Affiliate ceases to be an Affiliate of the Company.

(b)  No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c)  Effective Date.  Subject to the approval of the stockholders of the Company, the Plan shall be effective on the Effective Date. Before such approval, Awards may be made under the Plan expressly subject to such approval.

(d)  Amendment of Plan.  The Committee may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any stockholder approval that the Committee determines to be necessary or advisable.

(e)  Governing Law.  The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

ANNUAL MEETING OF STOCKHOLDERS OF

DYAX CORP.

May 6, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at https://materials.proxyvote.com/26746E

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330300000000000000 3 050610

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect three Class I directors to serve until the 2013 Annual Meeting of Stockholders:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Susan B. Bayh
○ Henry E. Blair
○ Gustav Christensen

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.